Exhibit 2.01
Execution Copy
AMENDMENT NO. 1 TO THE PURCHASE AND SALE AGREEMENT

This AMENDMENT NO. 1 TO THE PURCHASE AND SALE AGREEMENT, made this 12th day of April, 2018 (this “Amendment”), is by and between Synchrony Bank, a federal savings association (“Purchaser”), and Bill Me Later, Inc., a Delaware corporation (“BMLI” or “Seller”).

WITNESSETH:

WHEREAS, the parties hereto have entered into that certain Purchase and Sale Agreement, dated as of November 10, 2017 (the “PSA”);

WHEREAS, in accordance with Section 11.3 of the PSA, the parties desire to enter into this Amendment to amend the PSA as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.Amendment to Section 1.1.

a.    The following definitions are hereby added immediately before the definition of “Account Agreement” therein:
“2018 Pool” means the pool of Gross Receivables owing from Borrowers with respect to Borrower Accounts that were originated after April 17, 2018.
“2018 Pool Participation Percentage” means approximately 5.0% as of the date hereof, and such actual percentage as of the Cut-off Time equal to the percentage of the 2018 Pool that has been participated to Purchaser (as successor to Comenity) pursuant to the Sale and Participation Agreement.

b.	The definition “BMLI Percentage” in Section 1.1 of the PSA is hereby amended and restated in its entirety to read as follows:
“BMLI Percentage” means, (i) with respect to the Legacy Pool, a percentage equal to 100% less the Chestnut Participation Percentage and less the Comenity Legacy

Pool Percentage as of the Cut-off Time and (ii) with respect to the 2018 Pool, a percentage equal to 100% less the 2018 Pool Participation Percentage.
c.    The definition “Charged-Off Receivables” in Section 1.1 of the PSA is hereby amended and restated in its entirety to read as follows:
“Charged-Off Receivables” means any amounts owing from Borrowers with respect to Gross Receivables in the Legacy Pool or the 2018 Pool under Borrower Accounts that have been charged-off or were required to have been charged-off in accordance with the Program Policies and Procedures.
d.    The definition “Comenity Legacy Pool Participation” in Section 1.1 of the PSA is hereby amended and restated in its entirety to read as follows:
“Comenity Legacy Pool Participation” means the undivided participation interest held by Purchaser (as successor to Comenity) in the Legacy Pool pursuant to the Sale and Participation Agreement.

e.	The definition “Comenity Legacy Pool Percentage” in Section 1.1 of the PSA is hereby amended and restated in its entirety to read as follows:
“Comenity Legacy Pool Percentage” means approximately 5.0% as of the date hereof, and such actual percentage as of the Cut-off Time equal to the percentage of the Legacy Pool that has been participated to Purchaser (as successor to Comenity) pursuant to the Sale and Participation Agreement.

f.	The definition “Comenity Non-Legacy Pool Participation” in Section 1.1 of the PSA is hereby amended and restated in its entirety to read as follows:
“Comenity Non-Legacy Pool Participation” means the undivided participation interest held by Purchaser (as successor to Comenity) in the Non-Legacy Pool pursuant to the Sale and Participation Agreement.

g.	The definition “Comenity Non-Legacy Pool Percentage” in Section 1.1 of the PSA is hereby amended and restated in its entirety to read as follows:
“Comenity Non-Legacy Pool Percentage” means approximately 5.0% as of the date hereof, and such actual percentage as of the Cut-off Time equal to the percentage of the Non-Legacy Pool that has been participated to Purchaser (as successor to Comenity) pursuant to the Sale and Participation Agreement.

h.	The definition “Deferred Interest Payment” in Section 1.1 of the PSA is hereby amended and restated in its entirety to read as follows:

“Deferred Interest Payment” means an amount equal to the BMLI Percentage multiplied by the product of (i) the Agreed Percentage and (ii) the unbilled accrued deferred interest on the principal balance of deferred interest promotional purchases in the Legacy Pool or the 2018 Pool as of the Cut-off Time, with respect to such deferred interest promotional purchases for which the promotional period has not expired prior to the Cut-off Time, and which unbilled deferred interest actually becomes due and payable by the applicable Borrowers following the Cut-off Time pursuant to the Program Policies and Procedures; provided that the Deferred Interest Payment shall not include any unbilled accrued deferred interest on the principal balance of deferred interest promotional purchases in the Legacy Pool or the 2018 Pool as of the Cut-off Time, to the extent such unbilled accrued deferred interest is in respect of any Excluded Receivable.

i.	The definition “Legacy Pool” in Section 1.1 of the PSA is hereby amended and restated in its entirety to read as follows:
“Legacy Pool” means the pool of Gross Receivables owing from Borrowers with respect to Borrower Accounts that were originated prior to September 1, 2010 or otherwise allocated to such pool in accordance with the Sale and Participation Agreement (it being acknowledged and agreed that none of the Gross Receivables owing from Borrowers that are included in the 2018 Pool shall be included in, or deemed to be included in, the Legacy Pool).

j.	The definition “Purchase Price” in Section 1.1 of the PSA is hereby amended and restated in its entirety to read as follows:
“Purchase Price” means an amount equal to (i) the product of (A) the BMLI Percentage multiplied by (B) the Agreed Percentage of the amount of the Net Receivables in the Legacy Pool as of the Cut-off Time, plus (ii) the product of (A) the BMLI Percentage multiplied by (B) the Agreed Percentage of the amount of the Net Receivables in the 2018 Pool as of the Cut-off Time, minus (iii) the Reserve Adjustment Amount.

k.	The definition “Reserve Adjustment Amount” in Section 1.1 of the PSA is hereby amended and restated in its entirety to read as follows:
“Reserve Adjustment Amount” means an amount calculated by applying (A) the loan loss reserve methodology used by Seller and LuxCo with respect to Net Receivables in the Legacy Pool held by Seller during the last full calendar quarter ending prior to the transition to the application of gain on sale accounting by Seller to (B) the aggregate Net Receivables in the Legacy Pool and Net Receivables in the 2018 Pool, in each case owned by Seller as of the end of the calendar quarter immediately prior to the Cut-off Time.

2.Amendment to Section 4.1(e). The word “Comenity” in Section 4.1(e) is hereby replaced with the phrase “Purchaser (as successor to Comenity)”.

3.Amendment to Section 6.1. The phrase “or the 2018 Pool” is inserted after the phrase “Legacy Pool” in each of Sections 6.1(g) and (h).

4.No Other Amendments. Except as otherwise expressly amended or modified hereby, all of the terms and conditions of the PSA shall continue in full force and effect. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each similar reference contained in the PSA shall refer to the PSA as amended hereby.

5.Entire Agreement. This Amendment and the PSA, together, supersede any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contain the entire agreement of the parties hereto relating to the subject matter hereof. Exhibits and attachments to this Amendment are incorporated into this Amendment by reference and made a part hereof.

6.Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the provisions thereof regarding conflicts of law that would result in the application of the laws of other jurisdictions.

7.Incorporation of Miscellaneous Provisions. This Amendment shall be subject to Section 1.2 of the PSA and the miscellaneous provisions contained in Article XI of the PSA, which are hereby incorporated by reference herein, mutatis mutandis.

8.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party hereto.

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IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the Parties as of the day and year first above written.

SYNCHRONY BANK

By:     /s/ Thomas Quindlen
Name: Thomas Quindlen
Title: EVP Retail Card
BILL ME LATER, INC.

By:    /s/ Anthony Glasby
Name: Anthony Glasby
Title: Treasurer

SIGNATURE PAGE TO AMENDMENT NO. 1 TO PSA